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                            TRUST FOR CREDIT UNIONS


              ADDENDUM NO. 4 TO THE INVESTMENT ADVISORY AGREEMENT
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     This Addendum, dated as of the 1st day of January, 1994, is entered into between TRUST FOR CREDIT UNIONS (the "Fund"), a Massachusetts business trust, and GOLDMAN, SACHS & CO. (the "Adviser"), a New York limited partnership.

     WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of June 20, 1991, Addendum No. 1 thereto dated October 6, 1992, Addendum No. 2 thereto dated June 30, 1993 and Addendum No. 3 thereto dated December 29, 1993, (said agreement and addenda together, the "Advisory Agreement") pursuant to which the Fund has appointed the Adviser to act as investment adviser to the Fund for the Money Market Portfolio, Government Securities Portfolio, Mortgage Securities Portfolio and Target Maturity Portfolio (1996).

     WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall notify the Fund in writing; and

     WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund has notified the Adviser that it is establishing the Target Maturity Portfolio (Feb
97), Target Maturity Portfolio (May 97), Target Maturity Portfolio (Aug 97) and Target Maturity Portfolio (Nov 97) (each a "Portfolio"), and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Fund that it is willing to serve as investment adviser for each of the Portfolios;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Appointment.  The Fund hereby appoints the Adviser to act as
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               investment adviser to the Fund for each of the Portfolios for the period and on the terms set forth in the Advisory Agreement; provided that, unless sooner terminated, the Advisory Agreement will continue in effect until March 31, 1995 with respect to Target Maturity Portfolio (Feb 97) and until Market 31, 1996 with respect to Target Maturity Portfolio (May 97), Target Maturity Portfolio (Aug 97) and Target Maturity Portfolio (Nov 97). After said initial term for a Portfolio, the Advisory Agreement will continue in effect with respect to that Portfolio for successive annual periods provided its continuation is specifically approved at least annually in the manner set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2.   Compensation.  For the services provided and the expenses assumed
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               pursuant to the Advisory Agreement, the Fund will pay the
               Adviser, and the Adviser will accept as full compensation
               therefor from the Fund, a fee at an annual rate of .25% up to $75 million and .20% over $75 million of each of the Portfolio's average daily net assets considered separately on a per Portfolio basis. The fee will be computed based on net assets on each day and will be paid to the
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               Adviser monthly. Such fee is attributable to each Portfolio, will be a charge to that Portfolio and will be the obligation of such Portfolio.

          3.   Capitalized Terms.  From and after the date hereof, the term
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               "Portfolios" as used in the Advisory Agreement will be deemed to include the Target Maturity Portfolio (Feb 97), Target Maturity Portfolio (May 97), Target Maturity Portfolio (Aug 97) and Target Maturity Portfolio (Nov 97). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Advisory Agreement.

          4.   Miscellaneous.  Except to the extent supplemented hereby, the
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               Advisory Agreement will remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.


     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.



                                            TRUST FOR CREDIT UNIONS



Attest: /s/ Rick Larson                     By: /s/ Marcia Beck
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                                                   As its: President
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                                            GOLDMAN, SACHS & CO.


Attest: /s/ Rick Larson                     By: /s/ Alan A. Shuch
        ---------------------                   -----------------------------
                                                   As its: General Partner
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